UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

SUNRISE REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This supplement (this “Supplement”) amends and supplements the definitive proxy statement on Schedule 14A filed by Sunrise Realty Trust, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on September 18, 2026 (the “Proxy Statement”), relating to the consideration of a proposal to approve the issuance of approximately 8,464,955 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), as stock consideration (the “Stock Issuance Proposal”) in the Merger (as defined below) at the Company’s special meeting of stockholders to be held on October 23, 2026 (the “Special Meeting”).

As previously disclosed, on August 5, 2026, the Company, Southern Realty Trust Inc., a Maryland corporation (“SRT”), Sunrise Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), and, solely for the limited purposes set forth in the Merger Agreement (as defined below), Sunrise Manager LLC, a Delaware limited liability company and the external manager of the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms and subject to the conditions set forth in the Merger Agreement, SRT will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of the Company.

In connection with the Merger, the Company filed the Proxy Statement with the SEC on September 18, 2026 to seek stockholder approval of the Stock Issuance Proposal and provide disclosure related to the Merger. The Proxy Statement has been mailed to the Company’s stockholders. The Company is filing this Supplement to update and supplement the Proxy Statement.

On September 23, 2026, a purported stockholder of the Company filed a complaint against the Company and the Company’s board of directors (the “Miller Complaint”). The Miller Complaint, captioned Miller v. Sunrise Realty Trust, Inc., et al., Index No 655415/2026 (N.Y. Sup. Ct.), asserts that the Proxy Statement omitted material information in violation of New York common law. Also on September 24, 2026, a purported stockholder of the Company filed a complaint against the Company and the Company’s board of directors (the “Smith Complaint” and, together with the Miller Complaint, the “Complaints”). The Smith Complaint, captioned Smith v. Sunrise Realty Trust, Inc., et al., Index No 655426/2026 (N.Y. Sup. Ct.), similarly asserts that the Proxy Statement omitted material information in violation of New York common law. The Complaints seek, among other things, preliminary and permanent injunctions enjoining consummation of the Merger absent additional disclosures in the Proxy Statement; rescission of the Merger if consummated without the demanded disclosures; damages; and attorneys’ fees and expenses.

In addition, the Company has received demand letters from purported stockholders of the Company, generally alleging omissions or misstatements in the disclosures in the Proxy Statement and requesting that the Company file additional disclosures prior to the Special Meeting (the demand letters are collectively referred to as the “Stockholder Letters”).

While the Company believes that the disclosures in the Proxy Statement comply with all applicable laws and denies the allegations in the Complaints and Stockholder Letters described above and believes they are without merit, in order to moot the allegations, and any potential claims, regarding disclosures, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company has determined voluntarily to supplement certain disclosures in the Proxy Statement related to the Complaints’ and Stockholder Letters’ allegations with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures should be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Complaints and Stockholder Letters that any additional disclosure was or is required or material.

It is possible that additional, similar complaints may be filed, that the Complaints may be amended or that additional demand letters will be received by the Company. If this occurs, the Company does not intend to announce the filing or receipt of each additional, similar complaint or demand letter or any amended complaint unless required by law.

Supplemental Disclosures

The Supplemental Disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety. Defined terms used in the Supplemental Disclosures that are not defined herein have the meanings set forth in the Proxy Statement. All page references in the Supplemental Disclosures are to pages in the Proxy Statement. Paragraph references in the Supplemental Disclosures refer to paragraphs in the Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures. The information herein speaks only as of October 13, 2026, unless (and then only to the extent) the information indicates another date applies. For clarity, new text within restated portions of the Proxy Statement is indicated by bold typeface and underlining.

1.	The disclosure in the section of the Proxy Statement entitled “The Merger —Background of the Merger” is amended by amending the first full paragraph on page 20 to read in its entirety as follows:

On April 27, 2026, SUNS and SRT executed a customary mutual confidentiality agreement in connection with the Potential Transaction, which agreement did not contain a standstill or a “don’t ask, don’t waive” provision. Neither the Company nor SRT entered into confidentiality agreements with any other third parties in connection with the Potential Transaction. Shortly thereafter, the advisors to the Special Committee and SUNS were granted access to certain non-public information concerning SUNS’ and SRT’s businesses and operations in order to facilitate their respective reviews of both companies. Those reviews continued until early August 2026.

2.	The disclosure in the section of the Proxy Statement entitled “The Merger —Background of the Merger” is amended by amending the fifth paragraph on page 21 to read in its entirety as follows:

On June 20, 2026, the Special Committee sent a revised response to the SRT Board to the Revised IoI (the “SUNS Response”). The SUNS Response reflected agreement on the Agreed Premium but replaced the Post-Signing Adjustment Provision with a provision requiring that the final exchange ratio be calculated based on NBV of each party measured as of the end of the month immediately preceding signing of the merger agreement. The SUNS Response also removed the $1.4 million aggregate cash payment by SUNS Manager to SRT Stockholders and replaced that provision with language providing that SUNS Manager would waive certain fees (in an amount to be determined) for the benefit of all SUNS Stockholders following the closing of the transaction. The SUNS Response also reverted the post-closing board representation provision such that SRT would be entitled to designate one independent director to the SUNS Board at closing. Further, the SUNS Response included a description of the contemplated amendments to the Existing Management Agreement, reducing the incentive fee from 20% to 17.5% and the hurdle rate from 8.0% to 7.0%, which hurdle rate mirrored the term in the existing SRT Management Agreement, as well as proposed changes to the termination fee provisions, including removing the reverse termination fee and setting the termination fees at 2.0% of NBV of SRT (inclusive of the Agreed Premium) if the merger agreement were terminated in order for SRT to enter into a superior proposal prior to the expiration of the go-shop period and 4.0% of the NBV of SRT (inclusive of the Agreed Premium) if the merger agreement were terminated in order for SRT to enter into a superior proposal after the go-shop period ends. In addition, SUNS would be required to pay a termination fee to SRT in an amount equal to 4.0% of the NBV of SUNS if the merger agreement were terminated in order for SUNS to accept a superior proposal; provided that no termination fees would be payable on behalf of either party in the event that both SUNS and SRT were acquired by, or merge with, the same third-party acquiror. Throughout their discussions, the parties did not discuss any changes to the terms or conditions of employment, compensation or incentive pay of any of SUNS’ executive officers, it being understood that the SUNS’ executive officers would remain employed by an affiliate of SUNS Manager following the closing of the Merger.

3.	The disclosure in the section of the Proxy Statement entitled “The Merger —Amendment and Restatement of SUNS Management Agreement” is amended by adding a new paragraph immediately following the second full paragraph on page 27 as follows:

Following the closing of the Merger and the effectiveness of the A&R Management Agreement, we will continue to have no employees who are compensated directly by the Company. Our current management team will remain in place and will continue to be employed by SUNS Manager and/or its affiliates.

4.	The disclosure under the heading “The Merger—Opinion of the Financial Advisor to the Special Committee—Selected Public Companies Analysis” is hereby amended and supplemented by replacing the table on page 32 of the Proxy Statement in its entirety with the following:

Name	Dividend Yield	Price / Book	Price / NTBV
Starwood Property Trust, Inc.	12.0%	0.91x	1.02x
Blackstone Mortgage Trust, Inc.	12.9%	0.75x	0.78x
KKR Real Estate Finance Trust Inc.	12.2%	0.69x	0.69x
Franklin BSP Realty Trust, Inc.	14.6%	0.52x	0.62x
Ladder Capital Corp	9.6%	0.85x	0.88x
NexPoint Real Estate Finance, Inc.	11.8%	0.94x	0.94x
TPG RE Finance Trust, Inc.	12.0%	0.74x	0.75x
BrightSpire Capital, Inc.	12.8%	0.74x	0.75x
ACRES Commercial Realty Corp.	n/m	0.65x	0.67x
Ares Commercial Real Estate Corporation	14.1%	0.49x	0.50x
Seven Hills Realty Trust	14.9%	0.53x	0.54x
Low	9.6%	0.49x	0.50x
Median	12.5%	0.74x	0.75x
High	14.9%	0.94x	1.02x

5.	The disclosure under the heading “The Merger—Opinion of the Financial Advisor to the Special Committee—Selected Precedent Transactions Analysis” is hereby amended and supplemented by replacing the selected precedent transactions table on page 33 of the Proxy Statement in its entirety with the following:

Date Announced	Buyer	Target	P / NTBV
May 18, 2026	Industrial Realty Group	Sachem Capital Corp.	0.81x
December 2, 2024	Ready Capital Corporation	United Development Funding IV	0.80x
August 8, 2023	AG Mortgage Investment Trust	Western Asset Mortgage	0.76x
May 30, 2023	Ellington Financial Inc.	Arlington Asset Investment Corp.	0.85x
February 27, 2023	Ready Capital Corp.	Broadmark Realty Capital Inc.	0.85x
November 4, 2021	Ready Capital Corp.	Mosaic Real Estate Credit	0.85x
July 26, 2021	Benefit Street Partners	Capstead Mortgage Corporation	1.16x
April 26, 2021	RMR Mortgage Trust	Tremont Mortgage Trust	0.60x
December 7, 2020	Ready Capital Corporation	Anworth Mortgage Asset Corp.	0.97x
August 3, 2020	NexPoint Advisors, L.P.	Jernigan Capital, Inc.	1.10x

6.	The disclosure under the heading “The Merger—Opinion of the Financial Advisor to the Special Committee—Dividend Discount Analyses—SUNS Dividend Discount Analysis” is hereby amended and supplemented by replacing the paragraph beginning “SUNS Dividend Discount Analysis” on page 34 of the Proxy Statement in its entirety with the following:

SUNS Dividend Discount Analysis. Oppenheimer performed a dividend discount analysis of SUNS to calculate the estimated present value of the dividends that SUNS was forecasted to pay for the fiscal years ending December 31, 2027 and December 31, 2028, based on the SUNS Projections, assuming a transaction closing date of December 31, 2026. The projected dividends used in the analysis were $18.7 million, or $1.38 per share, for the fiscal year ending December 31, 2027 and $17.9 million, or $1.33 per share, for the fiscal year ending December 31, 2028. Oppenheimer calculated terminal values for SUNS by applying a range of P / NTBV multiples of 0.50x to 1.02x to SUNS’ estimated net tangible book value per share as of December 31, 2028. Oppenheimer then discounted the projected dividends and terminal values to present value using discount rates ranging from 12.3% to 16.3% for SUNS. The discount rate range was based on Oppenheimer’s derived cost of equity for SUNS of 14.3%, plus or minus 2.0%. This analysis indicated the following approximate implied per-share value reference range for SUNS Common Stock:

7.	The disclosure under the heading “The Merger—Opinion of the Financial Advisor to the Special Committee—Dividend Discount Analyses—SRT Dividend Discount Analysis” is hereby amended and supplemented by replacing the paragraph beginning “SRT Dividend Discount Analysis” on page 34 of the Proxy Statement in its entirety with the following:

SRT Dividend Discount Analysis. Oppenheimer performed a dividend discount analysis of SRT to calculate the estimated present value of the dividends that SRT was forecasted to pay for the fiscal years ending December 31, 2027 and December 31, 2028, based on the SRT Projections, assuming a transaction closing date of December 31, 2026. The projected dividends used in the analysis were $11.2 million, or $1.95 per share, for the fiscal year ending December 31, 2027 and $10.2 million, or $1.78 per share, for the fiscal year ending December 31, 2028. Oppenheimer calculated terminal values for SRT by applying a range of P / NTBV multiples of 0.50x to 1.02x to SRT’s estimated net tangible book value per share as of December 31, 2028. Oppenheimer then discounted the projected dividends and terminal values to present value using discount rates ranging from 14.1% to 18.1% for SRT. The discount rate range was based on Oppenheimer’s derived cost of equity for SRT of 16.1%, plus or minus 2.0%. This analysis indicated the following approximate implied per-share value reference range for SRT Common Stock:

Stock Repurchase Program

On October 12, 2026, the Board of Directors (the “Board”) of the Company authorized a stock repurchase program (the “Repurchase Program”), pursuant to which the Company is authorized to repurchase up to $20.0 million of shares of its outstanding Common Stock through December 31, 2027. The Repurchase Program will not be effective until the closing of the Merger, and the Company will not make any repurchases under the Repurchase Program prior to the closing of the Merger.

Following the closing of the Merger, the Company currently intends to repurchase at least $10.0 million of its outstanding Common Stock as soon as practicable, with the remaining $10.0 million subject to specified pricing and other parameters. In each case, the Company expects the repurchases will be made through a written trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and subject to certain daily volume limitations and other conditions set forth therein and in accordance with Rule 10b-18 under the Exchange Act. The Company is not obligated to repurchase any specific number of shares or dollar amount, and the program may be modified, suspended or terminated at any time without prior notice. The timing and extent to which the Company repurchases its outstanding Common Stock will depend upon, among other things, market conditions, share price, liquidity, regulatory requirements and other factors, and repurchases may be commenced or suspended at any time without prior notice. Acquisitions under the Repurchase Program may be made in the open market, through privately negotiated transactions or block trades or other means, in accordance with applicable securities laws.

The Company announced the Repurchase Program in a Current Report on Form 8-K filed with the SEC on October 13, 2026.

Important Additional Information and Where to Find It

In connection with the proposed Merger, the Company filed a Proxy Statement with the SEC on September 18, 2026 and may file or furnish other documents with the SEC regarding the Merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors and security holders may obtain free copies of the Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by the Company with the SEC are available free of charge on the Company’s website at ir.sunriserealtytrust.com/, or by contacting the Company’s Investor Relations Department.

Participants in the Solicitation

The Company and its directors and certain of its executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 12, 2026, its proxy statement for its 2026 annual meeting of stockholders, which was filed with the SEC on April 15, 2026 and other filings filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, have also been included in the Proxy Statement and may also be contained in other relevant materials to be filed with the SEC. These documents may be obtained free of charge in the manner described above under “Important Additional Information and Where to Find It.”

No Offer or Solicitation

This communication and the information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication may be deemed to be solicitation material in respect of the proposed Merger.

Forward-Looking Statements

This communication contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “will,” “should,” “may,” “projects,” “could,” “estimates” or variations of such words and other similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature, but not all forward-looking statements include such identifying words. Forward-looking statements regarding SRT and the Company include, but are not limited to, statements related to the proposed Merger, including the anticipated timing, benefits and financial and operational impact thereof; statements related to the closing of the Merger and the Repurchase Program, including the anticipated timing, amount and manner of any repurchases and the Company’s intention to repurchase at least $10 million of its outstanding Common Stock following the closing of the Merger; other statements of management’s belief, intentions or goals; and other statements that are not historical facts. These forward-looking statements are based on each of the companies’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: SRT’s and the Company’s ability to complete the proposed Merger on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approvals from the Company’s stockholders and SRT’s stockholders and satisfaction of other closing conditions to consummate the proposed Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; risks related to diverting the attention of SRT and Company management from ongoing business operations; failure to realize the expected benefits of the proposed Merger; significant transaction costs and/or unknown or inestimable liabilities; the risk of stockholder litigation in connection with the proposed Merger, including resulting expense or delay; the risk that SRT’s and the Company’s respective businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; effects relating to the announcement of the proposed Merger or any further announcements or the consummation of the proposed Merger on the market price of the Common Stock; the risk that the Merger is not completed on the anticipated timeline or at all, in which case the Repurchase Program will not become effective; the Company’s ability to repurchase shares at the times, in the amounts and at the prices it anticipates, which will depend on, among other things, market conditions, the Company’s liquidity and capital needs, legal requirements and other factors; the availability of suitable investment or disposition opportunities; changes in interest rates, interest rate spreads, the yield curve and prepayment rates; the availability and terms of financing; general economic conditions; market conditions; inflationary pressures on the capital markets and the general economy; legislative and regulatory changes that could adversely affect the businesses of SRT and the Company; and other risks and uncertainties affecting SRT and the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in the Company’s SEC filings and reports, including the Company’s annual report on Form 10-K for the year ended December 31, 2025 and other filings and reports by the Company. Moreover, other risks and uncertainties of which SRT or the Company are not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by SRT or the Company on their respective websites or otherwise. Neither SRT nor the Company undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made, except as required by law.